                                                                       Exhibit J

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of AIM Floating Rate Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", and "Other Service Providers", in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
April 13, 2006